Exhibit 99.1

Greenbacker Renewable Energy Company LLC Acquires Five Operating Solar Facilities, comprising 27.8 Megawatts (“MW”) of Generating Capacity, in North Carolina

New York, NY – August 24, 2017 - Greenbacker Renewable Energy Company LLC (“Company”) announced today that on August 21, 2017, through a wholly-owned subsidiary, it signed a purchase agreement to acquire 5 operating ground mounted solar PV systems comprising 27.8 MW located throughout eastern North Carolina (“Raleigh Portfolio”) for approximately $20,500,000. The Raleigh Portfolio was being sold by FTI Capital Advisors, LLC, a capital markets and banking advisor, on the behalf of the current owner Conergy Projects, Inc. The projects were placed in service throughout 2015 and sell power to Duke Energy through a 15 year Power Purchase Agreement (“PPA”) with approximately 13 years currently remaining. The pricing on the PPA is based on time of day production that equals approximately a $0.066/kWh rate with no annual escalations over the contract period. All of the systems qualify for renewable energy credits in North Carolina which are contracted to be sold at $5.00 per MWh during the PPA term while one of the projects also has a contract for $1.00 per MWh for approximately 10 additional years.

“With this latest acquisition, we continue to build upon our portfolio of Investment-Grade Utility Solar Assets” said Charles Wheeler, CEO of Greenbacker. “While we have recently diversified our portfolio to include Wind and Residential Solar assets as well, we continue to actively source and build upon a large pipeline of good solar assets in many areas of the United States.”

With the addition of the Raleigh Portfolio, the Company now owns approximately 149.5 MW of generating capacity comprising 45.5 MW of wind facilities and 104.0 MW of commercial and residential solar facilities.

About Greenbacker Renewable Energy Company

Greenbacker Renewable Energy Company LLC is a publicly registered, non-traded limited liability company that expects to acquire a diversified portfolio of income-producing renewable energy power plants, energy efficiency projects and other sustainable investments.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The Company undertakes no obligation to update any forward-looking statement contained herein to conform to actual results or changes in the Company’s expectations.

Media Contact:

David Sher

Director, Greenbacker Renewable Energy Company LLC

917-309 -1234